Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-168972) and Form S-8 (No. 333-118385, No. 333-102235, No. 333-50340, No. 333-48662, No. 333-138814, No. 333-151077 and No. 333-176315) of OraSure Technologies, Inc. of our report dated October 31, 2011 with respect to the balance sheets of DNA Genotek Inc. as of December 31, 2010 and 2009, and the related statements of earnings and retained earnings and of cash flows for each of the years then ended, which report appears in this Amendment No. 1 to Current Report on Form 8-K/A.

/s/ Deloitte & Touche LLP
Chartered Accountants
Licensed Public Accountants

Ottawa, ON
November 2, 2011